EXHIBIT 99.3
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                       THE PEOPLES BANCTRUST COMPANY, INC.
                             1999 STOCK OPTION PLAN

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                    Agreement for Non-Incentive Stock Options
                    -----------------------------------------

     THIS STOCK OPTION (the "Option") grants _________________________ (the "Optionee") the right to purchase a total of ________________ shares of Common Stock, par value $.10 per share, of The Peoples BancTrust Company, Inc. (the "Company") at the price set forth herein, in all respects subject to the terms, definitions and provisions of The Peoples BancTrust Company, Inc. 1999 Stock Option Plan (the "Plan") which is incorporated by reference herein. This Option is intended not to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Optionee acknowledges, through signing below, the receipt of the prospectus associated with the Plan.

     1. Option Price. The Option price is $________ for each share, being 100% of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option.

     2. Vesting and Exercise of Option. This Option shall be exercisable in accordance with the Plan as follows:

     Schedule of rights to exercise:
     ------------------------------


        Years of Continuous                 Percentage of Total Shares
         Employment After                        Subject to Option
      Date of Grant of Option                 Which May Be Exercised
      -----------------------                 ----------------------

   Upon Grant                                         ____%
   1 year but less than 2 years                       ____%
   2 years but less than 3 years                      ____%
   3 years or more                                    ____%

     3. Method of Exercise. This Option shall be exercisable by a written notice by the Optionee which shall:

          (a) state the election to exercise the Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

          (b) contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;
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Non-ISO Agreement
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          (c) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

          (d) be in writing and delivered in person or by certified mail to the Treasurer of the Company.

          Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by cash, Common Stock, or such combination of cash and Common Stock as the Optionee elects. In addition, the Optionee may elect to pay for all or part of the exercise price of the shares by having the Company withhold a number of shares that are both subject to this Option and have a fair market value equal to the exercise price. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

     4. Restrictions on exercise. This Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Optionee's exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     5. Withholding. The Optionee hereby agrees that the exercise of the Option or any installment thereof will not be effective, and no shares will become transferable to the Optionee, until the Optionee makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under federal, state, or local law on account of such exercise.

     6. Non-transferability of Option. This Option may not be transferred in any manner otherwise than by will or the laws of descent or distribution. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee. Nothwithstanding any other terms of this agreement, the Optionee may transfer this Option to the Optionee's spouse, lineal ascendants, lineal discendents, or to a duly established trust for their benefit, provided that such transferee shall be permitted to exercise this Option subject to the same terms and conditions applicable to the Optionee.
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Non-ISO Agreement
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     7. Term of Option.  This  Option may not be  exercisable  for more than ten years from the date of grant of this Option, as stated below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

----------------------------          THE PEOPLES BANCTRUST COMPANY, INC.
Date of Grant                         1999 STOCK OPTION PLAN COMMITTEE


                                      By  _____________________________________
                                          An Authorized Member of the Committee

                                      Witness: ________________________________
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                       THE PEOPLES BANCTRUST COMPANY, INC.
                             1999 STOCK OPTION PLAN

                        --------------------------------
                              Form for Exercise of
                           Non-Incentive Stock Options
                        --------------------------------

Treasurer
The Peoples BancTrust Company, Inc.
310 Broad Street
Selma, Alabama 36701

     Re:  The Peoples BancTrust Company, Inc. 1999 Stock Option Plan

Dear Sir:

     The undersigned elects to exercise the Non-Incentive Stock Option to purchase _______ shares, par value $.10, of Common Stock of The Peoples BancTrust Company, Inc. (the "Company") under and pursuant to a Stock Option Agreement dated _____________, 199_.

     Delivered herewith is a certified or bank cashier's or teller's check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.

     $______    of cash or check
     $______    in the form of ______ shares of Common Stock, valued at
                $_______ per share
     $______    TOTAL

     The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

Name ___________________________________________________________________________
Address ________________________________________________________________________
Social Security Number _________________________________________________________

---------------------
     Date

                                Very truly yours,


                                ____________________________